Exhibit 10.67

E*TRADE FINANCIAL CORPORATION

EXECUTIVE BONUS PLAN

(EFFECTIVE MARCH 30, 2005)

I. PURPOSES

The purposes of this Executive Bonus Plan (the “Plan”) are: (a) to provide greater incentive for senior executives (defined for the purposes of this Plan to refer to those individuals designated as “Section 16 Officers” and executives referred to internally as members of the “Officer Team” or the equivalent) to exert their best efforts on behalf of E*TRADE Financial Corporation (the “Company”) by rewarding them for services rendered with compensation that is in addition to their regular salaries; (b) to attract and retain persons of outstanding competence; and (c) to further the alignment of interests of employees with those of shareholders through a strong performance-based reward system.

II. FORM OF AWARDS

Incentive compensation awards under this Plan payable to the Company’s senior executives shall be generally granted in cash, less any applicable withholding taxes; provided that the Compensation Committee of the Board of Directors (the “Committee”) may determine that all or a portion of any award may be paid in equity based incentive, including without limitation stock options, restricted shares, or outright grants of Company stock.

III. DETERMINATION OF AWARDS

Incentive awards for participants, including the Chief Executive Officer, shall be determined annually according to Performance Metrics established in the first 90 days of each year by the Compensation Committee of the Company’s Board of Directors (the “Board”). To ensure thorough and independent oversight, in the case of the Chief Executive Officer, Performance Metrics must be reviewed and ratified by the independent members of the full Board. Performance Metrics shall include some or all of the following: target company revenue, earnings per share, operating income, gross margin, operating margin, pre-tax profit, net operating income, net income, cash generation, cash management, return on capital, return on assets, return on investment, risk management, market share (including, inter alia, daily average revenue trades, asset gathering), product development and distribution, human resources (e.g., employee retention or satisfaction), customer service/satisfaction results, satisfactory completion of identified special projects and overall effectiveness of management. Alternatively, the Board may set the Performance Metrics to be a percentage of the Company’s net income. Performance Metrics shall be established as absolute values, relative performance against an identified comparator group or a combination of both, and may be based on performance of the Company, a subsidiary, or a division, business unit or business segment of the Company or a subsidiary. Incentive awards described in this subsection shall be calculated and paid on an annual basis, based on performance over the course of that year. Ordinarily, incentive awards will be paid within a range, beginning with a minimum level if actual performance against the Performance Metrics meets a minimum level up to a highest range if actual performance against the Performance Metrics meets or exceeds a pre-established level. In the event that the Company does not achieve at least the minimum threshold Performance Metric(s) goals, then employees will not be entitled to any payment under this plan for the portion of bonus attributable to the Performance Metric(s) not met. With respect to all individuals other than Section 162(m) “covered employees”, the Committee or its designee reserves the right to modify any criteria, goals, or payment amounts as appropriate under the business conditions then existing.

Incentive awards under this Plan for senior executives, including the Chief Executive Officer, shall be determined annually, solely according to the achievement of previously established Performance Metrics, and may exclude restructurings, discontinued operations, extraordinary items, unusual or non-recurring charges, and the effects of tax or accounting changes. To ensure thorough and independent oversight, the independent members of the Board must review and ratify the Chief Executive Officer’s award each year. Payouts for the Chief Executive Officer shall be made on an annual basis, based on the Company’s results for the full year.

Notwithstanding anything to the contrary contained in this Plan, the Board and the Committee shall have the power, in its sole discretion, to reduce the amount payable to any Participant (or to determine that no amount shall be payable to such Participant) with respect to any award prior to the time the amount otherwise would have become payable hereunder. In the event of such a reduction, the amount of such reduction shall not increase the amounts payable to other participants under the Plan. The maximum award that may be payable to any one individual under this Plan, including the Chief Executive Officer, shall be 2.5 percent of net income, as determined in accordance with generally accepted accounting principles and consistent with results reported in the Company’s financial statements.

IV. ADMINISTRATION

Except as otherwise specifically provided, the Plan shall be administered by the Committee or, in the case of individuals other than the Chief Executive Officer and Section 162(m) “covered employees”, the Committee’s designee. The Committee members shall be appointed pursuant to the Bylaws. In the case of the Chief Executive Officer, all actions must be reviewed and ratified by the independent members of the full Board.

The decision of the Committee (or, in the case of the Chief Executive Officer, the Board) with respect to questions arising as to plan interpretation, including the severability of any and all provisions, shall be, in its sole and absolute discretion, final, conclusive and binding.

V. ELIGIBILITY FOR AWARDS

No award may be granted to a member of the Company’s Board of Directors except for services performed as an employee.

Except in the event of retirement, death, or disability, to be eligible for an award an employee shall be employed by the Company as of the date final award amounts are calculated and approved by the Committee under this Plan.

For purposes of this Plan, the term “senior executive” shall include an employee of a corporation or other business entity in which this Company shall directly or indirectly own 50% or more of the outstanding voting stock or other ownership interest and who is designated by the Committee or the Board as a senior executive.

VI. AWARDS

The Committee (or, in the case of the Chief Executive Officer, the Board) shall determine each year the payments, if any, to be made under the Plan. Awards for any fiscal year shall be granted not later than the end of the first quarter of the fiscal year, and payments shall be made as soon as practicable after the close of the fiscal year.

VII. DEFERRAL OF AWARDS

A participant in this Plan who is also eligible to participate in a deferred compensation plan of the Company may elect to defer payments according to the terms of that plan.

VIII. RECOMMENDATIONS AND GRANTING OF AWARDS

Any award shall be made in the sole discretion of the Committee, which shall take final action on any such award except that, with respect to the Chief Executive Officer, any action must be approved by the full Board. No person shall have a right to an award under this Plan until final action has been taken granting such award.

IX. AMENDMENTS AND EXPIRATION DATE

While it is the intention of the Company to grant awards annually, the Committee reserves the right to modify or amend this Plan or to direct the discontinuance of granting awards.

X. MISCELLANEOUS

Nothing contained herein shall be construed as a guarantee of continued employment of any participant hereunder. This Plan shall be construed and governed in accordance with the laws of the State of New York.